Exhibit 5.1

May 25, 2023

Re: Opinion and Consent of Pillar Aught LLC

Board of Directors

Mid Penn Bancorp, Inc.

2407 Park Drive

Harrisburg, PA 17110

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”), which is to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), regarding the registration of 500,000 shares of common stock, par value $1.00 per share (the “Common Stock”), of Mid Penn Bancorp, Inc., a Pennsylvania corporation (the “Company”), which may be issued under the Company’s Employee Stock Purchase Plan (the “ESPP”), and the registration of 350,000 shares of Company Common Stock which may be issued under the Company’s 2023 Stock Incentive Plan (the “SIP” and, together with the ESPP, the “Plans”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Company’s articles of incorporation, the Plans and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the Plans. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based upon the foregoing, and upon the examination of such other documents as we have deemed necessary to express the opinions hereinafter set forth, we are of the opinion that:

1. The Company is a corporation duly organized and in good standing under the laws of the Commonwealth of Pennsylvania; and

2. The shares of Common Stock to be registered will, when issued pursuant to and in accordance with the Plans, be duly authorized, fully paid and non-assessable.

This opinion letter is limited to the Business Corporation Law of the Commonwealth of Pennsylvania. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Very truly yours,

/S/ PILLAR AUGHT LLC